Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES THE ADDITION OF MICHAEL GOULD TO ITS BOARD OF DIRECTORS IN SUPPORT OF ONGOING TECHNOLOGY INITIATIVES

BELLEVUE, WA, July 11, 2016 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a third party logistics and multimodal transportation services company, today announced the appointment of Michael Gould to its Board of Directors. Mr. Gould will serve as the chair of a newly formed technology sub-committee and support the Company as it sets and executes its technology strategy for the future.

Mr. Gould currently leads the consulting organization for the North America Technology Division at Oracle. In this role, Mr. Gould and his team are responsible for making technology a strategic enabler for current and next generation business operations with a focus in the areas of cloud computing, IT transformation, security, big data/analytics, and core business applications. Mr. Gould returned to Oracle from HP where he led the HP Technology Services Consulting Organization for the Americas region.

“It has been a great pleasure to witness the evolution of Radiant over the years as a shareholder,” said Mr. Gould. “Now as a Board Member and chair of the technology sub-committee, I am thrilled to serve as a resource to help support the Company as it develops and executes on its IT initiatives. As an IT professional, I have seen how the adoption of strategic technology initiatives can be a powerful tool for growth and competitive differentiation.”

“We are delighted to have Mike joining our Board of Directors,” said Bohn Crain, Founder and CEO. “The course we chart for ourselves around technology is one of our most significant priorities. Through our ongoing investment in technology, I believe we have a unique opportunity to deliver a state-of-the-art technology platform for our strategic operating partners and the end customers that we serve, while further differentiating ourselves in the competitive marketplace. With Mike’s pedigree and world-class experience, I am confident he will be a great resource as we progress our technology initiatives, optimize our existing platform and position for the future.”

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a comprehensive North American provider of third party logistics and multimodal transportation services delivering advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. The Company operates under the Radiant, Wheels, Airgroup, Adcom, Distribution By Air and Service By Air brands providing domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing, to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Investor Contact: Stonegate, Inc. Casey Stegman 972-850-2001 casey@stonegateinc.com	Media Contact: Radiant Logistics, Inc. Ryan McBride (425) 943-4533 rmcbride@radiantdelivers.com